EX. 21.1


                   SUBSIDIARIES OF LAIDLAW GLOBAL CORPORATION




o    Laidlaw Holdings, Inc.

o    Westminster Securities Corporation

o    Laidlaw Global Securities, Inc.

o    Global Electronic Exchange Inc. (59% interest)

o    Howe & Rusling, Inc. (81% interest)

o    Lead Capital S.A.

o    Laidlaw Pacific (Asia) Ltd.